Exhibit 99.1

FOR IMMEDIATE RELEASE                    CONTACT:   Day Runner, Inc.
                                                    Judy Tucker
                                                    Vice President,
                                                    Business Development
                                                    714/680-3500, Ext. 3171
                                                    Jenifer Kirtland
                                                    Director, Investor Relations
                                                    714/680-3500, Ext. 3697

                                                   Morgen-Walke Associates, Inc.
                                                   Doug Sherk/Elizabeth Snowden
                                                   415/296-7383
                                                   Mark Owen
                                                   212/850-5600


DAY RUNNER(R) ANNOUNCES COMMENCEMENT OF COMPULSORY ACQUISITION PROCEDURE FOR REMAINING FILOFAX SHARES

           IRVINE, CA. November 12, 1998. Day Runner, Inc. (Nasdaq/NMS: DAYR) today announced that it has begun the compulsory acquisition procedure for the remaining shares of Filofax Group plc. Day Runner took control of Filofax in late October and now owns or has received valid acceptances of its recommended cash tender offer for Filofax totaling 23,886,606 shares, representing approximately 98.94% of that company's outstanding shares. Under UK rules, a company may implement the procedure to "squeeze out" the remaining stockholders and compel the transfer of their shares when its combined level of acceptances of its offer and stock ownership acquired after the launch of the offer reaches 90% or more.

           Day Runner will shortly mail compulsory acquisition notices to all those Filofax stockholders who have not yet accepted Day Runner's offer. The transfer of the compulsorily acquired shares is expected to take place prior to December 31, 1998. The offer remains open for acceptance until further notice.

           Valid acceptances of Day Runner's offer received by 3:00 p.m. London time today totaled 20,296,606 Filofax shares, representing approximately 84.07% of Filofax's outstanding shares. This included acceptances for 5,383,084 Filofax shares representing approximately 22.30% of Filofax's outstanding shares, held by directors and a former director of Filofax and certain of their families and associated interests who entered into irrevocable undertakings to accept the offer. In addition, Day Runner owns 3,590,000 Filofax shares, representing approximately 14.87% of the outstanding shares, that it bought on the open market subsequent to announcing its offer on September 24th.

           Filofax is the leading producer of loose-leaf personal organizers for the UK retail market, and the Filofax brand name is widely recognized in a number of other key markets around the world. In addition to its core personal organizer business, Filofax markets business forms and high-end pens. Filofax has wholly owned sales subsidiaries in France, Germany, Hong Kong, Scandinavia, the UK and the U.S. and sells primarily through retail distribution channels in each market.

           Filofax's sales from continuing operations for its fiscal year ended March 31, 1998 were approximately (pound)37.7 million (approximately US$63.3 million), with approximately US$54.7 million, or 86.4%, to markets outside the U.S. Day Runner's sales for its fiscal year ended June 30, 1998 were approximately $167.8 million, with approximately $12.2 million, or 7.3%, to markets outside the U.S. Financial statements have been translated using an exchange rate of 1.68.

           Day Runner is a marketer of personal organizing products to broad-based consumer audiences through retail distribution. The Company is the leading developer, manufacturer and marketer of paper-based organizers for the U.S. retail market and also develops, manufactures and markets a number of related organizing products, including telephone/address books, appointment books, business accessories, products for children and students, organizing and other wall boards and flexible, laminated wall planners, among others. Day Runner's products are carried by more than 20,000 retail stores across the U.S. and are available in a number of countries in North America, Europe and the Asia-Pacific region.

           With the exception of the actual reported financial results and statements of historical fact, the statements made in this news release are forward looking, reflect the Company's current expectations and involve certain risks and uncertainties. There can be no assurance that the Company's actual future performance will meet the Company's expectations. As discussed in the Company's fiscal 1998 Annual Report on Form 10-K, the Company's future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company's current expectations include, among others: the timing and size of orders from large customers, timing and size of orders for new products, competition, large customers' inventory management, general economic conditions, the health of the retail environment, supply constraints and supplier performance.

           This announcement does not constitute an offer or an invitation to purchase any securities. The offer is not being made, directly or indirectly, in or into Canada, Australia or Japan, and this release is not for distribution in Canada, Australia or Japan.

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(R)Day Runner is a registered trademark of Day Runner, Inc.